Exhibit 99.1

EVBox Group to Become Public Company via Business Combination

with TPG Pace Beneficial Finance

EVBox Group to Gain Access to Growth Capital to Fuel Global Expansion

EVBox Group’s Leadership Position in European EV Charging Solutions is Aligned with TPG Pace Beneficial Finance’s Commitment to Advancing High-Growth, ESG-Focused Companies Globally

ENGIE to Retain 40+% Ownership

Institutional Investors Including Funds and Accounts Managed by BlackRock, Inclusive Capital Partners, Neuberger Berman Funds and Wellington Management to Invest Additional $225 Million of Equity Through Private Placement at Closing

EVBox Group to be Listed on the NYSE Following Close Expected Late Q1-2021

San Francisco, Paris and Amsterdam – Dec. 10, 2020 – TPG Pace Beneficial Finance Corp. (NYSE: TPGY.U, TPGY, TPGY WS) (“TPG Pace”), a publicly traded special purpose acquisition company (“SPAC”) formed by TPG that is focused on high-growth companies with strong environmental, social and governance (“ESG”) principles, today announced it has entered into a definitive agreement with ENGIE New Business S.A.S., a wholly owned subsidiary of ENGIE S.A. (“Engie”), a multi-national utility with headquarters in France, to acquire its subsidiary EV Charged B.V. (the “Company”, “EVBox” or “EVBox Group”) for a combination of cash and equity. EVBox is a leading global provider of smart charging solutions for electric vehicles (“EV”) with Europe’s largest installed base of charging solutions and the most advanced cloud-based software offering.

The transaction is expected to provide EVBox with significant growth capital to expand its reach globally, with focus on Europe and North America, and broaden its technology portfolio, positioning the company to drive and benefit from the growing wave of EV adoption. Following the transaction, EVBox expects to have more than $425 million of cash on its balance sheet, including a portion of the proceeds of TPG Pace’s fully committed Private Investment in Public Equity (“PIPE”) of $225 million, $100 million from TPG Pace’s Forward Purchase Agreements and $350 million of cash held in TPG Pace’s trust account. EVBox also expects to benefit from the partnership with TPG, which has a proven track record of assisting high-growth technology companies successfully transition to the public equity markets. ENGIE will retain a more than 40 percent ownership stake in the Company and expects to continue as a key partner of the Company following the transaction.

“For over a decade, EVBox has been a pioneer in the electric vehicle charging industry, developing and launching innovative software propositions along with award-winning charging stations. We are now scaled for further global expansion and to take a leading role in the anticipated acceleration of EV adoption as we work towards a future where everyday transportation is electric, emission-free and sustained by a clean charging infrastructure,” said Kristof Vereenooghe, President and CEO of EVBox Group. “The global support for this future is ever more evident as world leaders convene in two days for the Climate Ambition Summit to set even more aggressive national goals. With our new partners at TPG, support from ENGIE and a prestigious group of new investors, we anticipate being well positioned to help meet these goals by accelerating product development and providing end-to-end solutions to our expanding customer base, particularly in North America.”

“TPG’s position as one the first movers in both SPACs and impact investing gives us a distinct advantage to help select purpose-driven and disruptive companies as they transition to the public equity markets. We believe that EVBox is a perfect fit with our investment thesis, and we are positioned to help accelerate the growth of this market-leading impact company by providing significant capital and capabilities to assist its mission,” said Karl Peterson, of TPG Pace Group. “We look forward to collaborating with Kristof and the extremely talented EVBox team on the next phase of their growth story and using our network to help them expand on both sides of the Atlantic.”

EVBox is focused on solving the unique demands of customers, businesses and drivers in the dynamic EV industry, and driving innovations that anticipate future market needs. EVBox offers a portfolio of both hardware and enterprise software solutions and has built the industry’s largest installed base of EV charging solutions, with more than 190,000 charge ports across 70 countries. The Company’s growth is driven by sales of equipment as well as recurring-revenue software subscriptions, services and transaction processing fees. EVBox’s open architecture SaaS platform, Everon, serves as the backbone of the offering, with a cloud-native, charging management solution that can support both EVBox and third-party hardware. The Everon software enables new monetization opportunities for charging station owners, supports dynamic load management and enables integration with other software via APIs. EVBox’s offering also includes a complete suite of award-winning AC level 2 and DC fast and ultra-fast, smart charging stations, ranging from 3 to 350 kW, all served by mobility services offered through partners worldwide. EVBox is also a founding member of the Open Charge Alliance and its offerings comply with all Open Charge Point Protocols.

Michael MacDougall, President of TPG Pace, said, “We’ve been closely following this sector and have come to appreciate that charging solutions in Europe are several years ahead of the U.S. and poised to experience explosive growth from the green initiatives of governments, major corporations, automotive OEMs and consumers, alike. EVBox has an enviable position as a clear leader across Europe with the best charging station offering and a clearly differentiated cloud-based software solution that will be an even more important factor in the next stage of this critical market’s evolution.”

“As part of its refocus on renewables and clean technology, ENGIE acquired EVBox in 2017. Since then, EVBox has been at the forefront in providing EV charging solutions in Europe,” said Yves Le Gélard, Executive Vice President, Chief Digital Officer at ENGIE. “We have been impressed by EVBox’s pace of technology development and look forward to the Company’s continued evolution as an independent publicly traded company. The acquisition of EVBox enabled ENGIE to quickly step into the electric charging market, and to build strong positions across Europe. ENGIE now plans to focus its efforts towards design and operation of EV charging infrastructures. eMobility remains at the core of our strategy and we look forward to EVBox being a strong partner to ENGIE.”

TPG Pace worked extensively with its affiliate, Y Analytics, to measure and quantify the Company’s ESG performance and impact. Y Analytics is a distinctive capability in the ESG and impact investing marketplace, leveraging research and fact-based evidence to generate value-centric ESG and impact performance insights for the investment process. Y Analytics concluded that EVBox presents a transformational opportunity for positive environmental impact, estimating that over the next five years, EVBox’s product offering has the potential to catalyze EV adoption at a rate that averts more than 19 million metric tons of CO2 over the lifetime of the vehicles. Following the transaction, Y Analytics expects to continue to work with EVBox to help the Company effectively communicate and track its ESG performance and impact.

TPG has had a long-standing commitment to fostering ESG performance in its portfolio and has grown The Rise Fund, its $5 billion impact investing platform, to become the largest of its kind in the private markets. The firm has an extensive track-record of identifying markets at inflection points and supporting disruptive high-growth companies poised to catalyze or accelerate structural changes in those markets. TPG also has deep experience transitioning companies from the private to public market, having taken 55 companies public over the past 10 years. With that expertise, the firm launched the TPG Pace Group in 2015 to sponsor SPACs and other permanent capital solutions for companies and has since successfully completed five SPAC IPOs to date.

Transaction Summary

The business combination values EVBox at an implied $969 million enterprise value. Upon transaction closing, and assuming no redemptions by TPG Pace stockholders, EVBox is expected to have approximately $425 million in cash, and a total pro-forma equity value of approximately $1.394 billion.

TPG Pace raised capital through an initial public offering for the purpose of entering into a merger, stock purchase or similar business combination with one or more businesses. The combined company will be renamed EVBox Group. Its common shares and warrants are expected to be listed on the New York Stock Exchange (the “NYSE”) under the ticker symbols “EVB” and “EVB WS” Upon closing, EVBox will have a nine person board and a majority of independent directors.

Cash proceeds raised in the transaction will be used to fund operations, support growth and notably pay cash considerations of up to $180 million of ENGIE.

ENGIE expects that the transaction will result in a net debt decrease of ca 0.2 bn€ and EVBox no longer being consolidated in its accounts, with ENGIE’s remaining approximate 40+% shareholding accounted by the equity method.

The transaction is subject to approval by the TPG Pace shareholders and other customary closing conditions. Both ENGIE and TPG Pace have all other required approvals for the proposed transaction. The transaction is expected to close late Q1 2021.

Advisors

Nomura Greentech acted as financial advisor to ENGIE. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc. and TPG Capital BD, LLC acted as capital markets advisors and PIPE placement agents to TPG Pace. Linklaters LLP acted as the legal advisor to ENGIE and Vinson & Elkins L.L.P. acted as the legal advisor to TPG Pace.

Investor Webcast and Presentation Information

At 5:00 pm EST on December 10, 2020, TPG Pace will be holding an investor conference call. For those who wish to participate, the domestic toll-free access number is +1 833 470 1428 and the international toll-free access number is +1 404 975 4839. Once connected with the operator, please provide the Conference ID number of 529691 and request access to the EVBox Transaction Announcement Investor Call.

A replay of the call will also be available from 6:00 pm EST on December 10, 2020 to 11:59 pm EST on January 10, 2021. To access the replay, go to https://www.netroadshow.com/ and enter the Entry Code: Capital58.

All investor materials, including a copy of the investor presentation, can be found at https://www.tpg.com/pace-beneficial-finance.

About EVBox Group

Founded in 2010, EVBox Group is a leading global provider of EV charging technologies, empowering forward-thinking businesses to drive sustainable mobility, by offering integrated, flexible and scalable EV charging solutions. As a technology pioneer, EVBox Group has been at the forefront of many industry-defining developments including actively promoting smart charging technologies, price transparency and free roaming of charging infrastructure across borders. EVBox Group always seeks to collaborate closely with industry partners and public organizations, with the goal of providing customers and drivers the best charging experience. EVBox Group has been a pioneer and promoter of open standards and offers its drivers a network of more than 190,000 charge ports and its site hosts a possibility to open their charging infrastructure to more than 2 million drivers. EVBox Group is active in all market segments, with customers varying from residential to workplace to retail to fleets and automakers—who all trust the company’s proven, complete charging solutions to help them efficiently and sustainably expand their business. For more information, visit evbox.com. For media questions, please reach out to press@evbox.com.

About ENGIE

ENGIE is a global reference in low-carbon energy and services. ENGIE’s purpose (“raison d’être”) is to act to accelerate the transition towards a carbon-neutral world, through reduced energy consumption and more environmentally friendly solutions, reconciling economic performance with a positive impact on people and the planet. ENGIE relies on its key businesses (gas, renewable energy, services) to offer competitive solutions to its customers. With its 170,000 employees, its customers, partners and stakeholders, ENGIE is a community of Imaginative Builders, committed every day to more harmonious progress.

Turnover in 2019: 60.1 billion Euros. ENGIE is listed on the Paris and Brussels stock exchanges (ENGI) and is represented in the main financial indices (CAC 40, DJ Euro Stoxx 50, Euronext 100, FTSE Eurotop 100, MSCI Europe) and non-financial indices (DJSI World, DJSI Europe and Euronext Vigeo Eiris—World 120, Eurozone 120, Europe 120, France 20, CAC 40 Governance).

About TPG

TPG is a leading global alternative asset firm founded in 1992 with approximately $85 billion of assets under management and offices in Austin, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, Seoul, Singapore, and Washington, DC. TPG’s investment platforms are across a wide range of asset classes, including private equity, growth equity, real estate, and public equity. TPG aims to build dynamic products and options for its investors while also instituting discipline and operational excellence across the investment strategy and performance of its portfolio. For more information, visit www.tpg.com or Twitter @TPG.

About TPG Pace Group and TPG Pace

TPG Pace Group is TPG’s dedicated permanent capital platform. TPG Pace Group has a long-term, patient, and highly flexible investor base, allowing it to seek compelling opportunities that will thrive in the public markets. TPG Pace Group has sponsored five special purpose acquisition companies (“SPACs”) and raised more than $3 billion since 2015.

TPG Pace raised $350 million in its October 2020 IPO in order to seek a business combination target that combines attractive business fundamentals with, or with the potential for strong environmental, social and governance (“ESG”) principles and practices. For more information, visit https://www.tpg.com/pace-beneficial-finance.

TPG Pace Group is also sponsoring TPG Pace Tech Opportunities (NYSE: PACE, PACE.U, PACE WS) which raised $450 million in its October 2020 IPO along with $150 million of forward purchase agreements. It is seeking a business combination with a leading technology company that complements the experience and expertise of our management team and TPG and is a business that TPG’s transformative operating skills and strategic advice can help improve. For more information, visit https://www.tpg.com/story/tpg-pace-tech-opportunities.

About Y Analytics

Y Analytics is a public benefit corporation where independent research and capital converge for good. Y Analytics bridges the divide between decision-makers and the research community, leveraging a research-based approach to help better understand the impact of capital allocation decisions. Y Analytics enables the increasing efficiency and reach of every dollar invested for impact. The organization was founded by TPG in conjunction with The Rise Fund and is headquartered in Washington, D.C. For more information, visit yanalytics.org.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the proposed business combination, Edison Holdco B.V. (“Holdco”), an affiliate of TPG Pace, will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4, which will include a prospectus of Holdco and a proxy statement of TPG Pace. Holdco and TPG Pace also plan to file other documents with the SEC regarding the proposed transaction. After the registration statement has been declared effective by the SEC, a definitive joint proxy statement/prospectus will be mailed to the shareholders of TPG Pace. INVESTORS AND SHAREHOLDERS

OF TPG PACE ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PROPOSED BUSINESS COMBINATION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Investors and shareholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about Holdco and TPG Pace once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.

Participants in the Solicitation

Holdco, TPG Pace, ENGIE and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of TPG Pace in connection with the proposed transaction. Information about the directors and executive officers of TPG Pace is set forth in TPG Pace’s initial public offering prospectus, which was filed with the SEC on October 8, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed merger of TPG Pace into New TPG Pace Beneficial Finance Corp. and the proposed acquisition of the common shares of EVBox Group by Holdco, Holdco’s ENGIE New Business’s and TPG Pace’s ability to consummate the transaction, the benefits of the transaction and Holdco’s future financial performance following the transaction, as well as Holdco’s ENGIE New Business’s and TPG Pace’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Holdco, EVBox Group, ENGIE and TPG Pace disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. Holdco, EVBox Group, ENGIE and TPG Pace caution you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Holdco and TPG Pace. These risks include, but are not limited to, (1) the inability to complete the transactions contemplated by the proposed business combination; (2) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably; (3) risks related to the rollout of EVBox Group’s business and expansion strategy; (4) consumer failure to accept and adopt electric vehicles; (5) overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated; (6) the possibility that EVBox Group’s technology and products could have undetected defects or errors; (7) the effects of competition on EVBox Group’s future business; (8) the inability to successfully retain or recruit officers, key employees, or directors following the proposed business combination; (9) effects on TPG Pace’s public securities’ liquidity and trading; (10) the market’s reaction to the proposed business combination; (11) the lack of a market for TPG Pace’s securities; (12) TPG Pace’s and EVBox Group’s financial performance following the proposed business combination; (13) costs related to the proposed business combination; (14) changes in applicable laws or regulations; (15) the possibility that the novel coronavirus (“COVID-19”) may hinder TPG Pace’s ability to consummate the business combination; (16) the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of TPG Pace, Holdco or EVBox Group; (17) the possibility that TPG Pace or EVBox Group may be adversely affected by other economic, business, and/or competitive factors; and (18) other risks and uncertainties indicated from time to time in documents filed or to be filed with the SEC by TPG Pace. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact Holdco’s and TPG Pace’s expectations and projections can be found in TPG Pace’s initial public offering prospectus, which was filed with the SEC on October 8, 2020. In addition, TPG Pace’s periodic reports and other SEC filings are available publicly on the SEC’s website at www.sec.gov.

ADDITIONAL INFORMATION ABOUT THE BUSINESS COMBINATION AND WHERE TO FIND IT

In connection with the proposed business combination, Holdco will file a registration statement on Form F-4 and the related proxy statement/prospectus with the SEC. Additionally, Holdco and TPG Pace will file other relevant materials with the SEC in connection with the proposed merger of TPG Pace into New TPG Pace Beneficial Finance Corp. and the proposed acquisition from ENGIE of the common shares of EVBox Group by Holdco. The materials to be filed by Holdco and TPG Pace with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and security holders of TPG Pace are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination.

Holdco, TPG Pace, ENGIE and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of TPG Pace’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of TPG Pace’s executive officers and directors in the solicitation by reading TPG Pace’s initial public offering prospectus, which was filed with the SEC on October 8, 2020, and the proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Other information concerning the interests of participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

Media Contacts:

ENGIE

Tél. France: +33 (0)1 44 22 24 35

Email: engiepress@engie.com

ENGIEpress

EVBox:

Job Karstens

job.karstens@evbox.com

+31 (0)6 22 26 55 25

Madeline Vidak

madeline.vidak@evbox.com

+31 (0)6 30 71 06 93

General:

press@evbox.com

TPG/TPG Pace

Luke Barrett

(415) 743-1550

media@tpg.com

Tom Johnson/Sheila Ennis

Abernathy MacGregor

(917) 747-6990/(510) 604-8027

tbj@abmac.com/ sbe@abmac.com

Investor Contacts:

ENGIE

Tél.: +33 (0)1 44 22 66 29

Email: ir@engie.com